EXHIBIT D(3)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

OPERATING EXPENSE LIMITS

Name of Fund	Maximum Operating Expense Limit[3] (as a percentage of average net assets)
	Class A	Class I	Class S
ING VP Strategic Allocation Moderate Portfolio Initial Term Expires May 1, 2006[1]	1.20%	0.70%	0.95%

ING VP Strategic Allocation Growth Portfolio Term Expires May 1, 2006[2]	1.25%	0.75%	1.00%

ING VP Strategic Allocation Conservative Portfolio Initial Term Expires May 1, 2006[1]	1.15%	0.65%	0.90%

/s/ He
HE

[1]	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.
[2]

On April 4, 2008, the maximum operating expense limits (as a percentage of average net assets) for ING VP Strategic Allocation Growth Portfolio will be 1.21%, 0.71%, and 0.96% for Class A, Class I, and Class S, respectively. These expense limits will continue in effect for three years from the close of business on April 4, 2008, upon which time the original maximum operating expense limits for ING VP Strategic Allocation Growth Portfolio, as specified in the above schedule, will be in effect.

[3]	These operating expense limits take into account operating expenses incurred at the underlying fund level.